CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Participation Accreting Redemption Quarterly-pay Securities due 2010	$2,533,620.60	$141.38

April 2009

Pricing Supplement No. 70
Registration Statement No. 333-156423
Dated April 23, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

The SPARQS are senior unsecured obligations of Morgan Stanley, will pay 14.5% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Lowe's Companies, Inc. common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning on November 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	May 20, 2010
Underlying stock:	Lowe's Companies, Inc. common stock (“LOW Stock”)
Aggregate principal amount:	$2,533,620.60
Coupon:	14.5% per annum, payable quarterly beginning August 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of LOW Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0 shares of LOW Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on November 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	24% per annum on the stated principal amount
First call date:	November 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	May 10, 2010
Stated principal amount:	$20.37 per SPARQS
Issue price:	$20.37 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
CUSIP:	617483276
ISIN:	US6174832765
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$20.37	$0.331	$20.039
Total	$2,533,620.60	$41,169.78	$2,492,450.82
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

THE SPARQS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SPARQS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Fact Sheet

The SPARQS are senior unsecured obligations of Morgan Stanley, will pay 14.5% interest per annum and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Lowe's Companies, Inc. common stock or the cash value of such shares, subject to the issuer’s right to call the SPARQS for cash at any time beginning November 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 23, 2009	April 30, 2009 (5 business days after the pricing date)	May 20, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Lowe's Companies, Inc. common stock (“LOW Stock”)
Coupon:	14.5% per annum, payable quarterly beginning August 20, 2009
Issue price:	$20.37 per SPARQS, which is equal to the closing price of one share of LOW Stock on the pricing date times the exchange ratio as of the pricing date. Please see “Syndicate Information” on page 4.
Stated principal amount:	$20.37 per SPARQS, which is equal to the closing price of one share of LOW Stock on the pricing date times the exchange ratio as of the pricing date.
Denominations:	$20.37 and integral multiples thereof.
Interest payment dates:	August 20, 2009, November 20, 2009, February 20, 2010 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of LOW Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0 shares of LOW Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on November 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	24% per annum on the stated principal amount
First call date:	November 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	May 10, 2010
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 7.

April 2009	Page 2

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

General Information
Listing:	The SPARQS will not be listed on any securities exchange.
CUSIP:	617483276
ISIN:	US6174832765
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with us to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the yield on the deposit, and the remainder will be attributable to the contract fees, as described in the section of the accompanying prospectus supplement for SPARQS entitled “United States Federal Taxation — Tax Treatment of the SPARQS.”  We have determined that the yield on the deposit is 1.2030% per annum, compounded quarterly.

Neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” addresses the U.S. federal income tax consequences of the ownership or disposition of LOW Stock should a holder receive LOW Stock at maturity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of LOW Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of LOW Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If the issuer of LOW Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined in the accompanying prospectus supplement for SPARQS) upon the sale, exchange or other disposition of the SPARQS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of LOW Stock and consult their tax advisers regarding the possible consequences to them if the issuer of LOW Stock is or becomes a USRPHC.

Assuming the treatment of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the yield on the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  For this purpose, the amount realized does not include any amount attributable to accrued yield on the deposit and may not include any amount attributable to accrued contract fees.  Any such amount not included in the amount realized will be treated as yield on the deposit or contract fees, as the case may be, as described above.  Upon physical settlement of the terminable forward contract at maturity, the U.S. Holder will not recognize any gain or loss with respect to LOW Stock received.  Upon cash settlement of the terminable forward contract at maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received (excluding the final coupon payment on the SPARQS) and the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders generally will be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors—Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of an investment in the SPARQS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts”

April 2009	Page 3

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in LOW Stock and in options contracts on LOW Stock listed on major securities markets.  Such purchase activity could have increased the price of LOW Stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which LOW Stock must close before you would receive for each SPARQS at maturity an amount of common stock (or the cash value thereof) worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$1MM
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 4

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date:	April 30, 2009
Maturity date:	May 20, 2010
Interest payment dates:	August 20, 2009, November 20, 2009, February 20, 2010 and the maturity date
Yield to call:	24% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$20.37 per SPARQS
Interest rate:	14.5% per annum
Discount factor:	1 / 1.24[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the yield to call rate of 24% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on November 20, 2009 (first call date)

Call price received:	$21.2650

Total amount received over the term of the SPARQS:	$22.9059

Call on December 30, 2009 (random interim call date)

Call price received:	$21.4512

Total amount received over the term of the SPARQS:	$23.4203

Call on May 20, 2010 (maturity date)

Call price received:	$22.1622

Total amount received over the term of the SPARQS:	$25.2799

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of November 20, 2009 based upon the terms set forth above.

April 2009	Page 5

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of November 20, 2009 is $1.5003 ($0.8451 + $0.6552).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of November 20, 2009, the present value of the call price is $18.8697 ($20.37 – $1.5003).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of November 20, 2009, the call price is therefore $21.2650, which is the amount that, if paid on November 20, 2009, has a present value on the original issue date of $18.8697, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of November 20, 2009. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
April 30, 2009	($20.37)					0	0.00000	100.000%
August 20, 2009		$0.9025			$0.9025	110	0.30556	93.639%	$0.8451
Call date (November 20, 2009)			$0.7384		$0.7384	200	0.55556	88.736%	$0.6552
Call date (November 20, 2009)				$21.2650	$21.2650	200	0.55556	88.736%	$18.8697
Total amount received on the call date: $22.0034
Total amount received over the term of the SPARQS: $22.9059

1
The call price of $21.2650 is the dollar amount that has a present value of $18.8697, which has been discounted to the original issue date from the call date at the yield to call rate of 24% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $20.37 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1.24[x], where x is years from original issue date to, and including, the applicable payment date.

April 2009	Page 6

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of LOW Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning November 20, 2009, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 24% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 24% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of LOW Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from LOW Stock.  Other factors that may influence the value of the SPARQS include: the volatility of LOW Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on LOW Stock, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting Lowe's Companies, Inc. that may or may not require an adjustment to the exchange ratio.

▪
The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the SPARQS on interest payment dates and at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the SPARQS.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of LOW Stock times the exchange ratio on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in LOW Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to LOW Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than Lowe's Companies, Inc.  Following certain corporate events relating to LOW Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Lowe's Companies, Inc. in lieu of, or in addition to, LOW Stock or the common stock of a successor corporation to Lowe's Companies, Inc. or, at our option, the cash value of such shares.  For these SPARQS, the three companies would be

April 2009	Page 7

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

selected from the S&P 500® Index. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting LOW Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of LOW Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the cost of hedging our obligations under the SPARQS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the SPARQS.  Because the treatment of the SPARQS for U.S. federal income tax purposes is uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, including the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

April 2009	Page 8

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Other Risk Factors

▪
The SPARQS will not be listed and secondary trading may be limited.  The SPARQS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the SPARQS.  MS & Co. may, but is not obligated to, make a market in the SPARQS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the SPARQS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the SPARQS, the price at which you may be able to trade your SPARQS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If MS & Co. were not to make a market in the SPARQS, it is likely that there would be no secondary market for the SPARQS.  Accordingly, you should be willing to hold your SPARQS to maturity.

▪
No affiliation with Lowe's Companies, Inc.  Lowe's Companies, Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Lowe's Companies, Inc. in connection with this offering.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the SPARQS.  As calculation agent, MS & Co. will calculate the cash amount you will receive if we call the SPARQS and will determine what adjustments should be made to the exchange ratio to reflect certain corporate and other events and the appropriate underlying security or securities, or the cash value of such securities, to be delivered at maturity in the event of certain reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio or the calculation of the amount payable to you in the event of a price event acceleration, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the SPARQS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the SPARQS, including trading in the LOW Stock as well as in other instruments related to the LOW Stock.  MS& Co. and some of our other subsidiaries also trade the LOW Stock and other financial instruments related to the LOW Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of LOW Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which LOW Stock must close before you would receive at maturity an amount of LOW Stock (or the cash value thereof) worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of LOW Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of LOW Stock, or, at our option, cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving Lowe's Companies, Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Lowe's Companies, Inc. without regard to your interests, and thus may acquire non-public information about Lowe's Companies, Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Lowe's Companies, Inc., which may or may not recommend that investors buy or hold LOW Stock.

April 2009	Page 9

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Information about the Underlying Stock

Lowe's Companies, Inc.  Lowe's Companies, Inc. (NYSE: LOW) is a home improvement retailer.

LOW Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Lowe's Companies, Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-07898 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Lowe's Companies, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to LOW Stock or other securities of Lowe's Companies, Inc.  The issuer has derived all disclosures contained in this pricing supplement regarding Lowe's Companies, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Lowe's Companies, Inc.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Lowe's Companies, Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of LOW Stock.

April 2009	Page 10

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Historical Information

The following table presents the published high and low closing prices of LOW Stock for 2006, 2007, 2008 and 2009 through April 23, 2009.  The closing price of LOW Stock on April 23, 2009 was $20.37.  The associated graph shows the closing prices for LOW Stock for each day from January 1, 2006 to April 23, 2009.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of LOW Stock as an indication of future performance.

(CUSIP 548661107)	High	Low	Dividends
2006
First Quarter	34.65	30.94	0.03
Second Quarter	33.35	29.71	0.03
Third Quarter	30.42	26.37	0.05
Fourth Quarter	31.64	28.16	0.05
2007
First Quarter	34.93	30.74	0.05
Second Quarter	32.99	30.45	0.05
Third Quarter	31.92	26.33	0.08
Fourth Quarter	29.29	21.84	0.08
2008
First Quarter	26.43	20.31	0.08
Second Quarter	26.27	20.75	0.08
Third Quarter	27.36	18.28	0.085
Fourth Quarter	23.23	16.82	0.085
2009
First Quarter	22.96	13.39	0.085
Second Quarter (through April 23, 2009)	20.90	18.48	—

Historical prices with respect to LOW Stock have been adjusted for a two-for-one stock split that was effected on June 30, 2006.  The issuer makes no representation as to the amount of dividends, if any, that Lowe's Companies, Inc. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on LOW Stock.

LOW Stock Daily Closing Prices January 1, 2006 to April 23, 2009

April 2009	Page 11

14.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Lowe's Companies, Inc.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

April 2009	Page 12